Exhibit 99.1

ImClone Systems

Incorporated

180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated

Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

NOT FOR IMMEDIATE RELEASE

IMCLONE SYSTEMS REPORTS THIRD QUARTER AND NINE MONTHS 2005
FINANCIAL RESULTS

Erbitux® U.S. In-Market Quarterly Sales Reach $107.0 Million, Up 9% Over Prior
Quarter and 27% Over Third Quarter 2004

Diluted Earnings Per Share of $.35 for the Third Quarter of 2005

New York, NY — October 27, 2005 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the third quarter and nine months ended September 30, 2005.

Total revenues for the third quarter of 2005 were $106.5 million, a 9% increase over the third quarter of 2004. Revenues include four principal components:

•	License fees and milestone revenue of $27.1 million in the third quarter of 2005 compared with $23.0 million in the third quarter of 2004;
•

Manufacturing revenue of $10.7 million in the third quarter of 2005 compared with $30.0 million in the third quarter of 2004. The decrease reflects a decline in volume purchases by Bristol-Myers Squibb in the third quarter of this year, as well as a significantly lower selling price to Bristol-Myers Squibb for Erbitux, as compared to 2004. The selling price in 2004 included costlier Lonza Biologics-manufactured product as well as ImClone Systems-manufactured product, whereas in 2005, the selling price includes only ImClone Systems-manufactured materials. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations. No product intended for commercial use was sold to Merck KGaA during the third quarter of 2005;

•

Royalty revenue of $46.6 million in the third quarter of 2005 compared with $34.1 million in the third quarter of 2004. Royalty revenue for the third quarter of 2005 includes $41.7 million representing 39% of Bristol-Myers Squibb’s in-market Erbitux net sales of $107.0 million; these in-market sales, reflecting a drop-ship distribution methodology, represent Erbitux shipments to end-user accounts only, with no wholesaler stocking; and

•

Collaborative agreement revenue of $22.0 million in the third quarter of 2005 compared with $10.4 million in the third quarter of 2004. The year-to-year increase principally reflects reimbursement for increased purchases of clinical materials by Merck KGaA, and higher reimbursements from Bristol-Myers Squibb for royalty payments.

Total operating expenses for the third quarter of 2005 were $80.3 million compared with $49.9 million in the third quarter of 2004. Operating expenses included:

•

Research and development expenses of $29.0 million in the third quarter of 2005 compared with $17.6 million in the third quarter of 2004; the increase is principally attributable to expenses associated with clinical supplies sold to the Company’s partners which are reimbursed as a component of collaborative agreement revenue;

•

Clinical and regulatory expenses in the third quarter of 2005 were $13.6 million, compared with $7.6 million in the third quarter of 2004, reflecting higher expenses associated with clinical trials for ERBITUX and the Company’s other products in clinical development;

•

Marketing, general and administrative expenses were $19.5 million in the third quarter of 2005 compared with $14.8 million in the third quarter of 2004. The increase in 2005 is principally attributable to legal fee indemnification expenses, higher compensation expenses associated with increased headcount, principally in sales and marketing, which is attributable to the field force, and higher professional fees;

•

Royalty Expenses were $15.2 million in the third quarter of 2005 compared with $9.7 million in the third quarter of 2004; approximately $5.5 million of the 2005 expenses were reimbursed as a component of collaborative agreement revenue, resulting in net royalty expenses of $9.7 million for the third quarter of 2005 compared with $5.5 million in the third quarter of 2004; beginning in the third quarter of this year, gross royalty expense has decreased as a percentage of net sales in North America from 12.75% to 12.25% as the result of a reduction in the royalty obligation under one of our patent licenses. Net royalty obligations in North America, including reimbursement from Bristol-Myers Squibb, are now 7.75%; and

•

Costs of manufacturing revenue were $3.1 million in the third quarter of 2005, continuing to reflect blended costs as the Company continues to deplete its supply of previously expensed material (that is, some batches approximate the full costs of manufacturing while others include only packaging and labeling costs).

The effective tax rate for the full year of 2005 (assuming no milestone is earned from Bristol-Myers Squibb) is estimated to be 1% excluding the effect of an adjustment recorded in the third quarter of 2005 of approximately $440,000, resulting from the reconciliation of the prior year’s tax provision to its recently filed tax returns.  The resulting tax rate for the third quarter and first nine months of 2005, including such adjustment, is 2.4% and 1.5%, respectively.

Net income for the third quarter of 2005 was $31.0 million compared with $39.8 million in the third quarter of last year. Diluted earnings per share were $.35 in the third quarter of 2005 compared with $.44 in the third quarter of 2004, with the decrease principally reflecting the reduction in Manufacturing revenue described above, among other things.

Total revenues and net income for the nine months ended September 30, 2005 were $284.7 million and $85.8 million, respectively, compared with $281.4 million and $126.8 million, respectively, in the first nine months of last year. Diluted earnings per share were $.98 for the first nine months of 2005 compared with $1.45 in the first nine months of 2004.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss 2005 third quarter and nine months financial results, today, October 27, 2005, at 11:00 AM Eastern Time.  The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call.

Those parties interested in participating via telephone may join by dialing (866) 406-5408, or (973) 582-2952 for calls outside of Canada and the United States. A telephone replay of the conference call will be available shortly after the call until November 3, 2005 at midnight Eastern Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter passcode number 6603782.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See attached table)

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues:
License fees and milestone revenue	$27,146	$22,958	$76,171	$108,604
Manufacturing revenue	10,748	29,952	29,661	70,252
Royalty revenue	46,647	34,137	124,810	69,742
Collaborative agreement revenue (1)	21,984	10,414	54,039	32,795
Total revenues	106,525	97,461	284,681	281,393
Operating expenses:
Research and development	28,958	17,635	74,564	56,682
Clinical and regulatory	13,583	7,595	31,357	20,859
Marketing, general and administrative	19,463	14,816	53,919	40,021
Royalty expense (1)	15,165	9,661	42,069	19,340
Cost of manufacturing revenue	3,099	223	4,948	559
Discontinuation of small molecule research program	—	—	6,200	—
Other	—	—	—	(1,815)
Total operating expenses	80,268	49,930	213,057	135,646

Operating income	26,257	47,531	71,624	145,747

Other income, net	(5,448)	(3,227)	(15,486)	(1,731)

Income before income taxes	31,705	50,758	87,110	147,478
Provision for income taxes	754	10,975	1,308	20,647

Net income	$30,951	$39,783	$85,802	$126,831

Income per common share:
Basic	$0.37	$0.48	$1.03	$1.62
Diluted (2)	$0.35	$0.44	$0.98	$1.45
Shares used in calculation of income per share:
Basic	83,785	82,514	83,561	78,395
Diluted (2)	92,136	94,630	92,287	91,434

(1) Royalty expense and Collaborative agreement revenue in 2004 have been reclassified to conform to the current year presentation. Both categories have been increased by $2,629 and $5,407 for the three and nine months ended September 30, 2004, respectively, in order to reflect the reimbursed portion of royalties for agreements that were finalized in January, 2005.

(2) The number of diluted common shares for the three and nine months ended September 30, 2004 has been adjusted to conform to EITF Issue No. 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. Such adjustment has reduced the previously reported diluted income per share by $0.01 and $0.02 per share for the three and nine months ended September 30, 2004, respectively.

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
Assets	2005	2004

Current assets:
Cash and cash equivalents	$6,663	$79,321
Securities available for sale	782,860	840,451
Inventories	73,240	40,618
Other current assets	78,939	102,047
Total current assets	941,702	1,062,437

Property, plant and equipment, net	395,618	339,293
Other assets	28,887	33,046
Total assets	$1,366,207	$1,434,776

Liabilities and Stockholders’ Equity
Current liabilities	$213,759	$303,690
Deferred revenue, long term	278,415	348,814
Long-term obligations	602,298	603,434
Total liabilities	1,094,472	1,255,938

Stockholders’ equity	271,735	178,838
Total liabilities and stockholders’ equity	$1,366,207	$1,434,776